Exhibit G
                                                                       ---------
               AMENDMENT NO. 2 TO THE AGREEMENT DATED JULY 8, 2000



BETWEEN:



Mevra Beheer BV, a company organised under the laws of the Netherlands, having its registered office at 3439 MG Nieuwegein, Galvanibaan, 1-3, Netherlands, registered at Registry of Commerce under number 30127674, represented by Mr. Walter Vandeputte, its chairman, and by Mr. Eric Vandoninck, its director, duly empowered,

         (hereafter the "Promissor")

                                                              OF THE FIRST PART,



Protection Participation, a French societe civile having its registered office at Z.I Paris Nord II, 13 rue de la Perdrix, 93290 Tremblay-en-France, registered at the commercial companies registry of Bobigny under number D 432 081 503, represented by Mr. Philippe Bacou, its gerant, duly empowered,

         (hereafter the "First Beneficiary"),



Hobar Corporation NV, a company organised under the laws of The Netherlands Antilles established at Curacao, Caracasbaaiveg 201, registered at the Chamber of Commerce of Curacao under number 60551, represented by its General Manager CTF Corporation NV, itself represented by Mr. Philip Willem van der Heijden,

         (hereafter the "Second Beneficiary"),

Sauvegarde LLC, a Delaware limited liability company, having its offices at 8583 Egret Meadow Lane, West Palm Beach, Florida, USA, represented by Mr. Walter Stepan, duly empowered,

         (hereafter, the "Third Beneficiary"),

          The First Beneficiary, Second Beneficiary and Third Beneficiary acting
severally   and  not  jointly  and  hereafter   together   referred  to  as  the
"Beneficiaries".

                                                             OF THE SECOND PART,


AND

Vandeputte International NV, a company organised under the laws of Belgium, having its registered office at Binnensteenweg, 160, B-2530, Boechout, Belgium, registered at the Registry of Commerce of Antwerp under number n(degree) 322 211, represented by Mr. Walter Vandeputte, duly empowered,

         (hereafter referred to as the "Guarantor")

                                                              OF THE THIRD PART.



WHEREAS:

          On July 8, 2000 the Promissor, the Beneficiaries and the Guarantor have entered into an agreement amended pursuant to an amendment (the "Amendment no. 1") dated April 24, 2001, (the agreement as amended pursuant to the Amendment no. 1 being hereafter referred to as the "Agreement"), whereby, subject to the terms and conditions set forth therein, the Promissor granted to the Beneficiaries an option to purchase 470,953 shares in the company Bacou SA, a French societe anonyme registered under number 348 982 307 RCS Romans.

          On September 1, 2000 the Beneficiaries exercised the option to purchase granted to them under the Agreement and acquired 470,953 shares of Bacou SA.

          On March 26, 2001 the Second Beneficiary notified the extension in accordance with Section 2 of the Agreement.





IT IS NOW HEREBY AGREED AS FOLLOWS:

1. All terms commencing with a capital letter will have the meaning ascribed to them in the Agreement, unless otherwise defined herein.

2. At the fifth line of Article 1.2(e) of this Agreement, the terms "and the Third Block of Shares" are added after the terms "the Second Block of Shares".

3. Paragraph (a) of Article 1.3 of the Agreement is deleted and replaced by the following provisions:

          "(a) The purchase price for 34,249 Shares (the "First Block of Shares") is fifty five million French Francs (FRF 55,000,000) plus interest determined in accordance with
                    Article 1.3(c) below (the "Price of the First Block of Shares"). The First Block of Shares is allocated as follows among the Beneficiaries: First Beneficiary: 11,417 Shares; Second Beneficiary: 22,832 Shares.

                    The purchase price of 248,323 shares (the "Second Block of Shares") is four hundred forty eight million one hundred eighty five thousand and seven hundred sixty six French
                    Francs (FRF 448,185,766) plus interest determined in accordance with Article 1.3(d) below (the "Price of the Second Block of Shares"). The second Block of Shares is allocated as follows among the Beneficiaries: First Beneficiary 82,774 shares; Second Beneficiary: 165,549 shares.

                    The purchase price of 188,381 shares (the "Third Block of Shares") is three hundred thirty nine million nine hundred ninety nine thousand and four hundred forty eight French Francs (FRF 339,999,448), plus interest determined in accordance with Article 1.3(e) below (the "Price of the Third Block of Shares"). The Third Block of Shares is allocated among the Beneficiaries as follows: Third
                    Beneficiary: 188,381 Shares.

4. Paragraph (b) of Article 1.3 of the Agreement is deleted and replaced by the following provisions:

          "(b) The Price of the First Block of Shares shall be paid to the Promissor as follows:

                    At the Closing of the First Block (i) the First Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of 33.1/3 percent of the Price of the First Block of Shares, and (ii) the Second Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of 66.2/3 percent of the Price of the First Block of Shares;

                    The Price of the Second Block of Shares shall be paid to the Promissor as follows:

                    At the Closing of the Second Block, and subject to the reduction in the Price of the Second Block of Shares set forth in Article 1.5, (i) the First Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of 33.1/3 percent of the Price of the Second Block of Shares,(ii) the Second Beneficiary shall pay an amount equal to 66.2/3 percent of the Price of the Second Block of Shares, the Second Beneficiary effecting such payment by paying an amount of LUF 1,650,000,000 plus, for the period between October 1, 2000 and the date of Closing of the Second Block, interest calculated on three month Euribor plus one percent (1%), interest being calculated on the effective number of days elapsed, to Alesia S.A., a Luxembourg company, having its registered office at Rue Aldringen 14, Luxembourg, by wire transfer to Alesia S.A. bank account, as shall be notified by Alesia S.A., the balance of the payment of the price to be paid by the Second Beneficiary being paid to the Promissor by wire transfer to the Promissor bank account, as shall be notified by the Promissor; such payment stipulation in favour of Alesia shall be construed as a "stipulation pour autrui", accepted by Alesia, it being specified for the sake of clarity that the Second Beneficiary shall have no obligation whatsoever to make any payment to Alesia in the event the Price of the Second Block of Shares is not due and payable, including following termination of the purchase of the Second Block of Shares in accordance with Article 3 below, and that the Second Beneficiary may oppose to Alesia all the exceptions that it may oppose to the Promissor hereunder.

                    The Price of the Third Block of Shares shall be paid to the Promissor as follows:

                    At the Closing of the Third Block of Shares, and subject to the reduction in the Price of the Third Block of Shares set forth in Article 1.5, the Third Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of the Price of the Third Block of Shares;"

5. Paragraph (d) of Article 1.3 of the Agreement is deleted and replaced by the following provision:

          "(d) Interest at the Euribor rate (1 year) as shown on the Telerate screen (currently page 248) under the aegis of the Banking Federation of the European Union at approximately 11 a.m. (Brussels time) on December 1, 2000, plus a margin of 1% per annum, shall accrue as from December 1, 2000 until the date of Closing of the Second Block on the amount of four hundred forty eight million one hundred eighty five thousand seven hundred sixty six French Francs (FRF 448,185,766) less the First Beneficiary Deposit and Second Beneficiary Deposit (and as from its payment date, less the Second Beneficiary Additional Deposit), such interest being calculated on the basis of the actual number of days elapsed in a 365-day year."

6.        The following  paragraph (e) is added at the end of Article 1.3 of the
          Agreement:

          "(e) Interest at the Euribor rate (1 year) as shown on the Telerate screen (currently page 248) under the aegis of the Banking Federation of the European Union at approximately 11 a.m. (Brussels time) on December 1, 2000, plus a margin of 1% per annum, shall accrue as from December 1, 2000 until the date of Closing of the Third Block on the amount of three hundred thirty nine million nine hundred ninety nine thousand four hundred forty eight French Francs (FRF 339,999,448) less the Third Beneficiary Deposit (and as from its payment date, less the Third Beneficiary Additional Deposit)."

7. The first paragraph (a) of Article 1.4 of the Agreement is deleted and replaced by the following provision:

         "(a) In the event that the Closing of the Second Block and the Closing of the Third Block occur, then the aggregate of the Price of the Second Block of Shares and the Price of the Third Block of Shares shall be increased by a supplementary price (hereafter the "Supplementary Price") calculated on the basis of the Bacou SA Value (as defined in paragraph (c) hereafter), as follows: (...)" 8. Article 2 of the Agreement is deleted and replaced by the following provision:

                    "3.      Closing
                             -------

                    The closing in respect of the First Block of Shares (the "Closing of the First Block") shall occur on May 31, 2001, at the latest. At the Closing of the First Block the Beneficiaries shall pay the Price of the First Block of Shares in the manner set forth in Article 1.3(b).

                    The closing in respect of the Second Block of Shares (the "Closing of the Second Block") shall occur at a date determined by the First and Second Beneficiaries on or within 5 days from the date of occurrence of the Transfer of Control of the Company.

                    The closing in respect of the Third Block of Shares (the "Closing of the Third Block") shall occur at the later of
                    (i) a date determined by the Third Beneficiary on or within 5 days from the date of occurrence of the Transfer of Control of the Company or (ii) September 6, 2001.

                    At the Closing of the Second Block, the First and Second Beneficiaries shall pay the Price of the Second Block of Shares in the manner set forth in Article 1.3(b).

                    At the Closing of the Third Block, the Third Beneficiary shall pay the Price of the Third Block of Shares in the manner set forth in Article 1.3(b).

                    If no transfer of Control of the Company occurs, then any one of the Beneficiaries shall notify the Promissor of the non-occurrence of the Closing of the Second Block and the Closing of the Third Block."

9. Article 3 of the Agreement is deleted and replaced by the following provisions:

                    "3.      Conditions
                             ----------

                    In the event that either (a) the Closing of the Second Block does not occur on October 1, 2001 at the latest and the Second Beneficiary and the Third Beneficiary do not elect to extend the date for Closing of the Second Block to December 31, 2001, as provided for in Article 1.5 above, or (b) the Closing of the Second Block does not occur on December 31, 2001 at the latest, then the purchase by each Beneficiary of the Shares of the Second Block of Shares and of the Third Block of Shares purchased by such Beneficiary following exercise of the Option in accordance with Article 1.2 above, shall be automatically ("automatiquement et de plein droit") terminated, such termination being effective, without retroactive effect, in the event of (a) above on October 4, 2001 and in the event of (b) above, on January 1, 2002 (each such date being hereafter referred to as the "Date of Termination of the Second Block").

                    The Beneficiaries and the Promissor agree that following such termination, all Beneficiaries shall have, as their sole obligation hereunder, to surrender on the Date of Termination of the Second Block, all the Shares of the Second Block of Shares and of the Third Block of Shares."

10. In Article 5 of the Agreement, the words "provided that...Date of Termination of the Second Block" are replaced by the words:

                    "Provided that the Shares of the First Block of Shares shall be automatically released from the Escrow Account at the Closing of the First Block, and the Shares of the Second Block of Shares and of the Third Block of Shares shall be automatically released from the Escrow Account on the date of Transfer of Control of the Company or on the Date of Termination of the Second Block, whichever occurs first, in all instances, free from all liens, pledges, rights or claims of any nature whatsoever".

11. This Amendment only amends and supersedes the Agreement to the extent that it is expressly stated in this Amendment. This Amendment is not a novation to the Agreement.

12. Any dispute arising out of or in relation to this Amendment shall be exclusively brought before the competent French Courts.

13. This Amendment is governed by and construed in accordance with French law.

          IN WITNESS WHEREOF the parties hereto have signed this agreement in six originals, on May, 2001.



THE PROMISSOR:


/s/ Walter Vandeputte
---------------------------
Name: Mr. Walter Vandeputte
Title: Chairman

/s/ Eric Vandoninck
-------------------------
Name: Mr. Eric Vandoninck
Title: Director



THE FIRST BENEFICIARY:


/s/ Philippe Bacou
-------------------------
Name: Mr. Philippe Bacou
Title: Gerant

THE SECOND BENEFICIARY:


/s/ Philip Willem van der Heiden
-------------------------
Name: Mr. Philip Willem van der Heiden
duly authorized



THE THIRD BENEFICIARY:


/s/ Walter Stepan
-------------------------
Name: Mr. Walter Stepan
duly authorized



THE GUARANTOR:


/s/ Walter Vandeputte
-------------------------
Name: Mr. Walter Vandeputte
duly empowered